Exhibit 99.1 - Press Release

Chembio Appoints Distributor for its Rapid HIV Tests in Tanzania

Regional Director Establishing Regional Distribution Network to Serve Expected Demand

MEDFORD, N.Y. - January 25, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has appointed Anudha, Ltd. to distribute the company’s rapid HIV tests in Tanzania. Anudha Ltd. is a well known distributor in Tanzania that works closely with the Tanzanian government.

Chembio, whose HIV STAT-PAK(TM) Dipstick is part of the national testing protocol in Uganda, established a regional office in Tanzania in June 2005 led by Dr. Jay Drosin. The Company believes there will be a significant scale-up in the demand for rapid HIV tests in Tanzania and other countries in the region which have been ravaged by AIDS. Tanzania is one of fifty countries worldwide that is part of the Clinton HIV/AIDS Initiative Procurement Consortium. Chembio was recently selected by the Clinton HIV/AIDS Initiative (“CHAI”) as one of four global suppliers to these countries pursuant to Memoranda of Understanding (MOU) CHAI has with them. For further information please see www.clintonfoundation.org.

African countries are the largest recipients of international funds for treating AIDS through programs that include the current U.S. President’s $15 billion Emergency Plan for AIDS Relief, as well as other multi-lateral programs affiliated with the United Nations such as the UNAIDS ‘3 by 5’ initiative. Combating HIV/AIDS can only be achieved by a massive scale-up of rapid testing.

Chembio’s Tanzanian distributor, Anudha Ltd, distributes a full range of hospital and laboratory equipment, diagnostics and reagents along with surgical accessories and consumables. Anudha Ltd. is also a consultant to the Tanzanian Ministry of Health.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210